Exhibit 99.1

DRIL-QUIP, INC. ANNOUNCES FIRST QUARTER 2022 RESULTS

HOUSTON, April 28, 2022 — Dril-Quip, Inc. (NYSE: DRQ), (the “Company” or “Dril-Quip”) today reported operational and financial results for the first quarter of 2022.

Results for the first quarter of 2022 included:

•
Revenue of $83.1 million for the first quarter of 2022, an increase of $5.2 million from the fourth quarter of 2021 on higher subsea products revenue;
•
Booked $66.5 million of new orders during the first quarter of 2022, including approximately $17 million in product and service orders for projects in Brazil;
•
Reported a net loss of $8.9 million, or a $0.26 loss per share, an improvement of $54.5 million, or $1.55 per share compared to the fourth quarter of 2021, due to increased revenue and lower restructuring and other charges
•
Generated adjusted EBITDA of $3.2 million, or 3.8% of revenue; an increase of $2.6 million from the fourth quarter of 2021;
•
First quarter net cash used by operating activities of $10.9 million and free cash flow of negative $13.0 million, inclusive of $2.1 million of capital expenditures
•
Repurchased $5.8 million of shares at an average price of $21.20 during the first quarter of 2022.

Jeff Bird, Dril-Quip’s President and Chief Executive Officer, commented, “We continue to see a strengthening market that is supportive of customer activity and an increasing demand for our products and services. Orders this quarter represent the second straight quarter of strengthening bookings we saw off the pandemic lows of 2020 and most of 2021. This, along with our continued focus on our strategic growth pillars of peer-to-peer collaboration, downhole tools expansion and e-Series technology position us well for our expected 20% year-over-year growth in orders. The customer response from our Aker Solutions collaboration agreement has been strong, and we are beginning to align and dedicate resources to this effort that we expect will be an emerging revenue stream for us in the coming years. These strong order trends started to translate into revenue in the first quarter as revenue was up by approximately 7% sequentially. We would expect this trend to continue and ultimately drive revenues up 10% for the full year 2022 compared to 2021.”

“As discussed in our annual earnings call, we also continue to make progress in the strategy of creating product line teams that are organized and focused on end-to-end customer and financial execution of their respective product line and a smaller, leaner, more sustainable footprint. We expect this new model to create a more customer-focused organization that drives both operational and financial excellence. We are already beginning to realize the benefits of this more transparent organizational structure in several areas including manufacturing, supply chain, and sales. I look forward to discussing the timing and size of these benefits in the coming quarters.”

“As we look forward in 2022, we remain confident in our ability to achieve the goals we set forth during our annual earnings call. Bookings, revenue and adjusted EBITDA will be the primary focus of our team. We believe our strategic path and internal continuous improvement mindset coupled with our strong balance sheet will lead to a stronger Dril-Quip in the coming quarters and years for the benefit of our shareholders and stakeholders.”

In conjunction with today’s release, the Company posted a new investor presentation entitled “First Quarter 2022 Supplemental Earnings Information” to its website, www.dril-quip.com, on the “Events & Presentations” page under the Investors tab. Investors should note that Dril-Quip announces material financial information in Securities and Exchange Commission (“SEC”) filings, press releases and public conference calls. Dril-Quip may use the Investors section of its website (www.dril-quip.com) to communicate with investors. It is possible that the financial and other information posted there could be deemed to be material information. Information on Dril-Quip’s website is not part of this release.

Operational and Financial Results

Revenue, Cost of Sales and Gross Operating Margin

Consolidated revenue for the first quarter of 2022 was $83.1 million, up $5.2 million from the fourth quarter of 2021 and up $1.9 million compared to the first quarter of 2021. The sequential increase was primarily a result of higher subsea product volumes, primarily fabricated joints, partially offset by a decrease in downhole tools product and service revenues. The increase in revenue year-over-year was driven by higher leasing revenues across most regions related to improved subsea rental tool utilization due to increased customer activity.

Cost of sales for the first quarter of 2022 was $64.0 million, an increase of $2.8 million from the fourth quarter of 2021 and an increase of $7.2 million compared to the prior year. Gross operating margin for the first quarter of 2022 was 23.0%, an increase from 21.5% in the fourth quarter of 2021 and a decrease from 30.1% in the first quarter of 2021. The increase in gross margins compared to Q4 2021 was mostly attributed to increased absorption of fixed overhead from higher product revenues, partially offset by a decrease in service revenues and unfavorable product mix.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses for the first quarter of 2022 were $22.4 million, a decrease of $8.2 million compared to the fourth quarter of 2021 and a decrease of $7.2 million compared to the first quarter of 2021. The sequential decrease in SG&A was due to a reduction in expense related to the executive separation agreement, lower incentive compensation accrual and a decrease in reserve for bad debt. The year-over-year decrease in SG&A is primarily attributable to lower legal expenses in connection with the FMC Technologies, Inc. lawsuit, a decrease in professional fees and the non-recurrence of expense associated with the importation tax settlement under the Brazilian tax amnesty program. Engineering and product development expenses were down $0.2 million sequentially and $0.4 million lower than the first quarter of 2021 due to lower research and development expenses as a result of the completion of investments in certain strategic projects.

Net Loss, Adjusted EBITDA and Free Cash Flow

For the first quarter of 2022, the Company reported a net loss of $8.9 million, or a $0.26 loss per share. Adjusted EBITDA totaled $3.2 million for the first quarter of 2022 compared to $0.6 million for the fourth quarter of 2021, representing incremental margins of 48.9% quarter over quarter. Adjusted EBITDA for the first quarter of 2022 was down $4.9 million compared to the first quarter of 2021. The improvement in adjusted EBITDA sequentially can be attributed to increased revenues from subsea products. The decrease in adjusted EBITDA year-over-year can be mostly attributed to lower gross margins from unfavorable revenue mix, primarily lower margin subsea products contribution and a decrease in downhole tools product and service revenue.

Net cash used by operations was $10.9 million and free cash flow was a negative $13.0 million for the first quarter of 2022. This decrease from the previous quarter was primarily driven by seasonal cash tax payments and short-term incentive compensation, partially offset by a decrease in working capital. Capital expenditures in the first quarter of 2022 were approximately $2.1 million, flat compared to the fourth quarter of 2021. The Company expects that capital expenditures will increase throughout the remainder of 2022 for rentals tools to support upcoming projects in Latin America and investments in information technology.

Share Repurchases

For the three-month period ended March 31, 2022, the Company purchased 273,629 shares under its share repurchase plan at an average price of $21.20 per share, totaling $5.8 million and retired such shares. The Company has purchased approximately $82 million of the $200 million currently authorized by the Board of Directors. The Company continues to evaluate the amount and timing of its share repurchases as part of the Company’s overall capital allocation strategy.

About Dril-Quip

Dril-Quip is a developer, manufacturer and provider of highly engineered equipment, service and innovative technologies for use in the energy industry.

Forward-Looking Statements

Statements contained herein relating to future operations and financial results that are forward-looking statements, including those related to market conditions, anticipated project bookings, expected timing of completing strategic restructuring, anticipated timing of delivery of new orders, anticipated revenues, costs, cost synergies and savings, possible acquisitions, new product offerings and related revenues, share repurchases and expectations regarding operating results, are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the impact of the ongoing COVID-19 pandemic, the effects of actions taken by third parties, including, but not limited to, governmental authorities, customers, contractors and suppliers, in response to the COVID-19 pandemic, the impact of actions taken by the Organization of Petroleum Exporting Countries (OPEC) and non-OPEC

nations to adjust their production levels, the general volatility of oil and natural gas prices and cyclicality of the oil and gas industry, declines in investor and lender sentiment with respect to, and new capital investments in, the oil and gas industry, project terminations, suspensions or scope adjustments to contracts, uncertainties regarding the effects of new governmental regulations, the Company’s international operations, operating risks, the impact of our customers and the global energy sector shifting some of their asset allocation from fossil-fuel production to renewable energy resources, and other factors detailed in the Company’s public filings with the SEC. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Non-GAAP Financial Information

Adjusted Net Income (Loss), Adjusted Diluted EPS, Free Cash Flow and Adjusted EBITDA are non-GAAP measures.

Adjusted Net Income (Loss) and Adjusted Diluted EPS are defined as net income (loss) and earnings per share, respectively, excluding the impact of foreign currency gains or losses as well as other significant non-cash items and certain charges and credits.

Free Cash Flow is defined as net cash provided by operating activities less cash used in the purchase of property, plant and equipment.

Adjusted EBITDA is defined as net income excluding income taxes, interest income and expense, depreciation and amortization expense, stock-based compensation, non-cash gains or losses from foreign currency exchange rate changes as well as other significant non-cash items and other adjustments for certain charges and credits.

The Company believes that these non-GAAP measures enable it to evaluate and compare more effectively the results of our operations period over period and identify operating trends by removing the effect of its capital structure from its operating structure. In addition, the Company believes that these measures are supplemental measurement tools used by analysts and investors to help evaluate overall operating performance, ability to pursue and service possible debt opportunities and make future capital expenditures. Adjusted Net Income (Loss), Adjusted EBITDA and Free Cash Flow do not represent funds available for our discretionary use and are not intended to represent or to be used as a substitute for net income or net cash provided by operating activities, as measured under U.S. generally accepted accounting principles (“GAAP”).

See “Unaudited Non-GAAP Financial Measures” below for additional information concerning non-GAAP financial information, including a reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP. Non-GAAP financial information supplements and should be read together with, and is not an alternative or substitute for, the Company’s financial results reported in accordance with GAAP. Because non-GAAP financial information is not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures.

Investor Relations Contact

Blake Holcomb, Director of Investor Relations and Corporate Planning

(713) 939-7711

Blake_Holcomb@dril-quip.com

Dril-Quip, Inc.

Comparative Condensed Consolidated Income Statement

(Unaudited)

	Three months ended
	March 31, 2022	December 31, 2021	March 31, 2021
	(In thousands, except per share data)
Revenues:
Products	$55,642	$48,694	$55,583
Services	17,499	19,380	17,667
Leasing	9,996	9,838	7,989
Total revenues	83,137	77,912	81,239
Costs and expenses:
Cost of sales	63,995	61,197	56,787
Selling, general and administrative	22,393	30,620	29,558
Engineering and product development	3,676	3,834	4,037
Restructuring and other charges	32	52,913	25,020
Gain on sale of property, plant and equipment	(114)	(596)	(3,955)
Foreign currency transaction (gains) and losses	(1,254)	1,600	1,374
Total costs and expenses	88,728	149,568	112,821
Operating loss	(5,591)	(71,656)	(31,582)
Interest income	203	274	49
Interest expense	(54)	(195)	(439)
Income tax provision (benefit)	3,496	(8,148)	2,386
Net loss	$(8,938)	$(63,429)	$(34,358)
Loss per share
Basic	$(0.26)	$(1.81)	$(0.97)
Diluted	$(0.26)	$(1.81)	$(0.97)
Depreciation and amortization	$7,559	$7,723	$7,416
Capital expenditures	$2,066	$2,062	$2,513
Weighted Average Shares Outstanding
Basic	34,494	35,167	35,385
Diluted	34,494	35,167	35,385

Dril-Quip, Inc.

Comparative Condensed Consolidated Balance Sheets

(Unaudited)

	March 31, 2022	December 31, 2021
	(In thousands)
Assets:
Cash and cash equivalents	$338,008	$355,451
Other current assets	379,368	390,098
PP&E, net	212,944	216,200
Other assets	47,790	48,677
Total assets	$978,110	$1,010,426
Liabilities and Equity:
Current liabilities	$70,321	$93,663
Deferred Income taxes	4,335	3,925
Other long-term liabilities	15,679	15,730
Total liabilities	90,335	113,318
Total stockholders equity	887,775	897,108
Total liabilities and equity	$978,110	$1,010,426

Dril-Quip, Inc.

Reconciliation of Net Income (Loss) to Adjusted Net income (Loss) and Adjusted Diluted Earnings (Loss) per Share and Adjusted Diluted Earnings (Loss) per Share

Adjusted Net income (Loss) and EPS:	Three months ended
	March 31, 2022		December 31, 2021		March 31, 2021
	Effect on net income (loss) (after-tax)	Impact on diluted earnings (loss) per share	Effect on net income (loss) (after-tax)	Impact on diluted earnings (loss) per share	Effect on net income (loss) (after-tax)	Impact on diluted earnings (loss) per share
	(In thousands, except per share amounts)
Net loss	$(8,938)	$(0.26)	$(63,439)	$(1.80)	$(34,358)	$(0.97)
Adjustments (after tax):
Reverse the effect of foreign currency transaction (gains) and losses	(991)	(0.03)	1,264	0.04	1,085	0.03
Restructuring and other costs, including severance	25	-	45,962	1.31	19,766	0.56
Gain on sale of property, plant and equipment	(90)	-	(471)	(0.01)	(3,124)	(0.09)
Adjusted net loss	$(9,994)	$(0.29)	$(16,674)	$(0.46)	$(16,631)	$(0.47)

Dril-Quip, Inc.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

Adjusted EBITDA	Three months ended
	March 31, 2022	December 31, 2021	March 31, 2021
	(In thousands)
Net loss	$(8,938)	$(63,428)	$(34,358)
Add:
Interest (income) expense, net	(149)	(80)	390
Income tax provision (benefit)	3,496	(8,148)	2,386
Depreciation and amortization expense	7,559	7,723	7,416
Restructuring and other costs, including severance	32	58,180	29,820
Gain on sale of property, plant and equipment	(114)	(596)	(3,955)
Foreign currency transaction (gains) and losses	(1,254)	1,600	1,374
Stock compensation expense	2,527	5,354	3,186
Brazilian amnesty settlement	-	-	1,787
Adjusted EBITDA	$3,159	$605	$8,046

Dril-Quip, Inc.

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

Free Cash Flow	Three months ended
	March 31, 2022	December 31, 2021	March 31, 2021
	(In thousands)
Net cash provided (used) by operating activities	$(10,928)	$4,689	$13,072
Less:
Purchase of property, plant and equipment	(2,066)	(2,062)	(2,513)
Free cash flow	$(12,994)	$2,627	$10,559